Exhibit 10.18

AGREEMENT

AGREEMENT (this “Agreement”), dated as of March 25, 2009, by and between Douglas A. Knight, a resident of Maryland (“Executive”), and ICX Technologies, Inc., a Delaware corporation. As used in this Agreement, unless the context indicates otherwise, the term “ICX” shall be deemed to refer to ICX Technologies, Inc. and each and every one of its affiliated entities.

WITNESSETH

WHEREAS, Executive presently serves as President, Solutions of ICX Technologies, Inc.; and

WHEREAS, Executive and ICX Technologies, Inc. are parties to an employment letter agreement dated May 24, 2007, and certain other agreements referred to therein or entered into subsequent thereto relating to employment, compensation and benefits (collectively, the “Executive Agreements”); and

WHEREAS, Executive and ICX wish consensually to terminate the Executive Agreements (except for the Continuing Agreements, as defined below, which shall remain in full force and effect in all respects) and sever the employment relationship between Executive and ICX.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1. Effective Date. This Agreement shall be effective as of March 25, 2009 (the “Effective Date”) subject to (a) its execution by the parties hereto, and (b) it becoming null and void ab initio if Executive revokes it during the Revocation Period.

2. Termination of Agreements. As of the Effective Date, the Executive Agreements shall be deemed terminated and shall have no further force or effect except for the following agreements (the “Continuing Agreements”) which shall remain in full force and effect in all respects except to the extent explicitly modified by Section 8 of this Agreement:

    - The ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement dated May 28, 2007 between ICX and Executive (the “At Will Agreement”).

    - The ICx Technologies, Inc. Consulting Agreement dated as of the Effective Date between ICX and Executive.

3. Resignation, Employment Term and Termination of Employment Relationship. As of the Effective Date, Executive shall be deemed to have resigned from his position as an Executive of ICX and from all corporate offices of ICX, and from any offices and directorships of ICX’s subsidiaries, joint ventures, and affiliated companies, organizations and entities. Executive’s employment with ICX shall be deemed to have terminated for any and all purposes as of 11:59 p.m. on the Effective Date.

4. Records. As soon as practicable (but not later than 30 days) after the Effective Date, ICX shall take such steps as may be necessary to reflect in the corporate records of ICX, its subsidiaries, joint ventures, and affiliated companies, organizations and entities that Executive has resigned as an officer and director of ICX and as an officer and director of ICX’s subsidiaries, joint ventures, and affiliated companies, organizations and entities.

5. Severance. In consideration of this Agreement and the Release contemplated hereby and in lieu of any other severance or amount payable to me in connection my employment with ICX, ICx will pay as severance the amount of $62,500 less applicable deductions or withholding. Unless earlier revoked by Executive, such severance shall be payable promptly following the expiration of the seven-day revocation period referred to below.

6. Health and Welfare Benefits. Executive may by giving written notice to ICX elect to continue his family health and welfare benefits provided through ICX to the extent permitted by Federal COBRA laws in effect on the Effective Date. For purposes of COBRA compliance, the date on which Executive’s company-paid health and welfare benefits terminate shall be determined based on the Effective Date. Any life, accidental death and disability and long-term disability benefits will terminate on the Effective Date.

7. Stock and Options. As of the Effective Date, no further vesting of ICX stock options, restricted stock or restricted stock units shall occur. To the extent vested as of the Effective Date, Executive shall retain ownership of any ICX stock, restricted stock, restricted stock units and stock options, subject to the existing terms and conditions applicable thereto.

8. Non-Compete Term. Section 9.A. of the At Will Agreement shall be modified by adding the following provision at the end thereof:

“The parties acknowledge that Johnson Controls Inc., including its affiliates, shall not be deemed to be a Competing Business for purposes of this Agreement.”

9. Statements Concerning Executive’s Resignation. Executive and ICX agree that in response to external inquiries concerning the reasons for Executive’s termination the statement attached hereto as Exhibit A shall be used by Executive and ICX. Unless approved in advance by the other party, no party shall make additional statements in connection therewith to unrelated third parties.

10. Employment References. Nothing in this Agreement shall prevent either party from stating the fact that Executive was employed by ICX, the address of his work location, the dates of his employment, his job titles and job duties, his rate of pay, or that he resigned from his position as an officer of ICX on or about the Effective Date and his employment terminated as of the Termination Date. ICX will provide employment references upon Executive’s request on the condition that Executive submit a written notice and execute an appropriate release.

11. Proprietary Information and Business and Personal Property.

Following the Termination Date:

(a) Executive will not directly or indirectly use or disclose any confidential or proprietary information or trade secrets concerning ICX or its affiliates, businesses, products or Executives to any person, provided, however, that such information may by disclosed pursuant to court order or as a result of a valid order, subpoena or discovery request (but prior to any such disclosure Executive will provide ICX with written notice of the same sufficiently in advance of the required disclosure date to allow ICX to lodge appropriate objections or make appropriate motions with respect to such disclosure). The immediately preceding sentence shall not apply to information: (i) which has been disclosed to Executive or to a third party by a person not under a duty of confidentiality with respect to that information or (ii) which later enters the public domain through no fault or breach of duty by Executive.

(b) Executive shall have no ownership interest in any records, files, information, documents, or the like that belong to ICX or its affiliates which Executive has used, prepared or come into contact with during his employment by ICX, and Executive shall not retain any copies thereof without ICX’s written consent. Within seven (7) business days after the Termination Date, Executive shall have returned to ICX all ICX property that Executive has in his possession or control.

(c) To the extent that Executive has utilized one or more of his own personal computers or electronic devices in connection with his activities on behalf of ICX, Executive will forthwith delete from all of his personal computers all confidential information and all information belonging, or relating, to ICX.

12. Accrued Obligations and Vacation. Promptly following the Termination Date, ICx shall pay all accrued salary obligations owed to Executive in accordance with its regular payroll policies. Executive agrees that no further amount shall be owed in respect of vacation following the Termination Date.

13. No Disparaging Statements. Each of ICX and Executive agree that neither shall denigrate, disparage, or criticize the other, or its officers, directors, affiliates, agents and/or Executives.

14. Confidentiality of Agreement. Except as required by law or as necessary to fulfill the terms of this Agreement or the General Release incorporated herein, or in connection with a party’s family, business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), the parties shall not disclose the terms or provisions of this Agreement or the General Release to any person or entity (including ICX personnel who do not have a need to know the terms of this Agreement).

15. No Admissions. Nothing contained in this Agreement or the General Release incorporated herein shall be considered an admission by either party of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

16. No Third Party Claims. Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement and the General Release contemplated hereby.

17. Release. Executive agrees and acknowledges that the consideration received by him for this Agreement and the General Release attached hereto as Exhibit B and incorporated herein (the “General Release”), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which he is providing a release herein and in such General Release.

18. Expenses. Each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

19. No Third Party Beneficiaries. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

20. Advice of Counsel. The parties acknowledge that they have had full opportunity to seek advice of competent legal counsel in connection with the execution of this Agreement, that they have read each and every paragraph of this Agreement and that they understand their respective rights and obligations. Executive declares that he has completely read this Agreement fully understands its terms and contents, and freely, voluntarily and without coercion enters into this Agreement.

21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations and representations are merged herein or replaced hereby. No amendments or modifications of the terms of this Agreement shall be valid unless made in writing which specifically states that it is intended to amend or modify a provision hereof and is signed by all of the parties hereto.

22. Severability. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. Any such provision and the remainder of this Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

23. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (excluding conflict of laws rules and principles) of the State of New York.

24. Release and Effectiveness. This Agreement and the General Release which is incorporated herein by reference, have been executed by Executive on the dates shown opposite his signatures below, and this Agreement and the General Release are effective as of the Effective Date.

25. Revocation Period. Once Executive signs this Agreement, he shall have 7 days to revoke it. Executive may exercise this right of revocation by delivering a written notice of revocation within the 7-day revocation period (the “Revocation Period”) to ICX in accordance with paragraph 26 below. This Agreement and the General Release shall become null and void ab initio if Executive revokes this Agreement during the Revocation Period.

26. Notices. All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing) and shall be sent by hand delivery, overnight express carrier or facsimile transmission to the parties at the following addresses or such other addresses as the parties may later designate in writing:

To ICX:

ICx Technologies, Inc.

2100 Crystal Drive

Arlington, VA 22202

Attn: General Counsel

Fax No.: 703-678-2112

To Executive at his or her address reflected in ICX’s records or at such other address as Executive may specify by giving written notice to ICX.

Each such notice, request or other communication will be effective only when received by the receiving party.

27. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

IN WITNESS WHEREOF, Executive and ICX Technologies, Inc. have executed this Agreement.

ICX TECHNOLOGIES, INC.		EXECUTIVE

By:	/s/ Daniel T. Mongan	/s/ Douglas A. Knight
	Its Duly Authorized Representative	Print Name

Dated:	3/26/09	Dated: 3/26/09

EXHIBIT A

STATEMENT

Douglas A. Knight resigned from ICx by mutual agreement following an internal reorganization.

EXHIBIT B

GENERAL RELEASE

I, Douglas A. Knight, on behalf of myself and my heirs, successors, agents, executors, administrators, attorneys and assigns, in consideration of the terms of the Agreement effective as of March 25, 2009 by and between ICX Technologies, Inc. (“ICX”) and myself (the “Agreement”) hereby release and forever discharge ICX and any and all of its present, former and future direct and indirect affiliates, subsidiaries, departments, officers, directors, executives, representatives, agents, attorneys, successors and assigns, from any and all claims, rights and causes of action (whether known or unknown, accrued or unaccrued) which I have or may in the future have against them based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Virginia, or other state or local law; any employment contract; any employment statute or regulation; any employment discrimination law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended; the Executive Retirement Income Security Act of 1974, as amended; any other Federal, state, or local civil rights, pension or labor law; contract law; tort law; and common law, including but not limited to (a) any claim arising out of or relating in any manner to my employment letter dated as of May 24, 2007; (b) any claim relating to a sales commission or otherwise arising out ICX revenues, or (c) any other claim arising out of or relating to my employment with ICX, including any claim for wrongful discharge, constructive discharge, unintentional or intentional tort, or misrepresentation or infliction of emotional distress; provided, however, that I do not hereby release ICX from any of its obligations under the Agreement, the Continuing Agreement referred to therein, or from presently vested obligations under any ICX benefit plans in which I participate. For purposes of this Release, ICX shall be deemed to include each and every one of its affiliated entities described in the Agreement.

I further agree not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with personal business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), I agree not to disclose the terms or provisions of this Release to any person or entity (including ICX personnel who do not have a need to know the terms hereof or thereof).

I understand and agree that nothing contained in this Release is to be considered an admission by ICX of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

I acknowledge that I have been advised to consult with an attorney prior to executing this Release. I further acknowledge that I have been given a period of at least twenty-one (21) days within which to consider and execute this Release, unless I voluntarily choose to execute this Release before the end of the said twenty-one (21) day period. Once executed, I understand that I have seven (7) days (the “Revocation Period”) following the execution of this Release to revoke it, and that this Release is not effective or enforceable until after the Revocation Period.

I acknowledge that I have read this Release, that I understand it, and that I am executing it freely and voluntarily. I further understand that once this Release becomes effective (after the seven (7) day Revocation Period), it can only be altered, revoked or rescinded with the express written permission of ICX.

I further acknowledge and agree that, in the event I exercise my revocation rights within the specified seven-day Revocation Period, all rights and obligations under this Release and the Agreement will become null and void.

This Release is executed in connection with, and is subject to terms of, the Agreement.

Date: 3/26/09	/s/ Douglas A. Knight
Name:

Subscribed and sworn to before me this 26 day of March 2009.

/s/ Betty J. Kisiel
Notary

My commission expires: 02/03/2012

ELECTION TO EXECUTE

PRIOR TO EXPIRATION OF

TWENTY-ONE DAY CONSIDERATION PERIOD

I, Douglas A. Knight, understand that I have at least twenty-one (21) days within which to consider and execute the above General Release. However, after consulting counsel, I have freely and voluntarily elected to execute the General Release before the twenty-one (21) day period has expired.

Date: 3/26/09	/s/ Douglas A. Knight
Print Name: